Exhibit 10.1

TENTH AMENDMENT TO ACCOUNT PURCHASE AGREEMENT

THIS TENTH AMENDMENT (this “Amendment”), dated as of June __, 2014, is entered into by and between INSURANCE OVERLOAD SERVICES, INC., a Delaware corporation (the “Customer”), and WELLS FARGO BANK, NATIONAL ASSOCIATION (together with its participants, successors and assigns, “WFBC”).

RECITALS

A.             The Customer and WFBC are parties to an Account Purchase Agreement, dated as of August 27, 2010 (as amended or otherwise modified from time to time, the “Account Purchase Agreement”).

B.             The Customer has requested that certain amendments be made to the Account Purchase Agreement, which WFBC is willing to make pursuant to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained, it is agreed as follows:

1.            Defined Terms. Capitalized terms used in this Amendment which are defined in the Recitals above shall have the same meanings as defined in such Recitals, unless otherwise defined herein. Capitalized terms used in this Amendment which are defined in the Account Purchase Agreement shall have the same meanings as defined in the Account Purchase Agreement, unless otherwise defined herein.

2.            Amendments to Account Purchase Agreement.

(a)          Exhibit A to the Account Purchase Agreement is hereby amended to add, in addition to and not in limitation of all other legal names, trade names, DBAs and other fictitious names set forth therein, the following (and Customer represents and warrants that, after giving effect to this Section 2(a), Exhibit A to the Account Purchase Agreement is true, correct and complete):

Legal Name and Jurisdiction	Trade Name, DBA or Fictitious Name Used	Date of First Use of Trade Name, DBA or Fictitious Name	State(s) in which Trade Name, DBA or Fictitious Name is registered
Diamond Staffing Services, Inc. (Delaware)	Staff Management Group	February 20, 2014	NJ

(b)          Section 2.48 of the Account Purchase Agreement is hereby amended and restated to read in its entirety as follows:

“2.48   “Term” means, unless this Agreement shall be sooner terminated in accordance with Section 3.11 of this Agreement or the

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other provisions hereof, the period from the date hereof to and including June 30, 2015.”

(c)           Section 2 of the Account Purchase Agreement is hereby amended to add the following new definitions:

“Designated Reserve” shall mean, in addition to all other reserves under this Agreement and the Related Documents, a reserve against any credit balance or other amounts payable or available to Customer from the Collected Reserve, the amount of which reserve is, as of June 1, 2014, $4,650,000 and which reserve shall be adjusted in accordance with Section 3.21 hereof.

“EBITDA” shall mean, with respect to any Person for any period, (a) the net income (or loss) of such Person for such period (excluding extraordinary gains), plus (b) all interest expense of such Person for such period, plus (c) all charges against income for such period for federal, state or local taxes of such Person, plus (d) depreciation expenses of such Person for such period, plus (e) amortization expenses of such Person for such period, all as determined in accordance with generally accepted accounting principles as in effect from time to time in the United States of America, consistently applied.

“Fixed Charge Coverage Ratio” means. with respect to any Person for any period, the ratio of (a) the Operating Cash Flow of such Person for such period to (b) the sum of (i) principal payments and cash interest paid by such Person during such period, (ii) distributions and dividends made by such Person during such period and (iii) the amount of any increase during such period in the amount of reserves maintained by WFBC against amounts otherwise payable or available to such Person from the Collected Reserve Account.

“Eighth Amendment” means that certain Eighth Amendment to Account Purchase Agreement, dated January 31, 2014, by and between WFBC and Customer, as amended.

“Operating Cash Flow” means, with respect to any Person for any period, (a) EBITDA of such Person for such period, less (b) income taxes paid in cash by such Person during such period, less (c) the cash portion of any capital expenditures made by such Person during such period, plus, (d) non-cash stock based compensation paid by such Person in such period, all as determined in accordance with generally accepted accounting principles as in effect from time to time in the United States of America, consistently applied.

“Parent” means Corporate Resource Services, Inc.

“Subordinated Debt” means, with respect to any Person, such indebtedness, obligations or liabilities of such Person the repayment of which is, pursuant to the terms of an intercreditor or subordination agreement in form and substance acceptable to WFBC, subordinate to the repayment of the indebtedness, obligations and liabilities of such Person to WFBC.

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“Tangible Net Worth” means, with respect to any Person as of any date of determination, an amount equal to (a) such Person’s shareholder equity, plus (b) all Subordinated Debt of such Person, minus (c) all of such Person’s assets designated as intangible assets, minus (d) all obligations owing by such Person to its Affiliates, employees or equity holders, minus (e) prepaid expenses and deposits of such Person, all as determined in accordance with generally accepted accounting principles as in effect from time to time in the United States of America, consistently applied.

“Working Capital Ratio” means, with respect to any person as of any date of determination, the ratio of such Person’s (a) cash, plus accounts receivables to (b) current liabilities, all as determined in accordance with generally accepted accounting principles as in effect from time to time in the United States of America, consistently applied.

(d)           Termination and Non-Renewal Fees. Sections 3.08(c) of the Account Purchase Agreement is hereby amended and restated to read in its entirety as follows:

“(c)      Reserved.”

(e)           Monitoring Fee. Section 3.08 of the Account Purchase Agreement is hereby amended to add the following new subsection (d):

“(d)          Monitoring Fee. Beginning on August 1, 2014, and on the first day of each month thereafter until this Agreement shall be terminated and all obligations, liabilities and indebtedness of Customer hereunder and of its Affiliates under Affiliate Account Purchase Agreements have been paid in full, Customer shall, and shall cause each of its Affiliates party to an Affiliate Account Purchase Agreement to, jointly and severally, pay to WFBC a monthly monitoring fee equal to $400,000, the amount of which fee shall be increased by $100,000 per month commencing September 1, 2014 (the “Increase Commencement Date”) and on the first day of each month thereafter; provided, that, (i) the monitoring fee for August 2014 shall be due in two equal installments of $200,000 each, with the first such installment due on August 1, 2014 and the second such installment (the “Deferred August Portion”) due on August 31, 2014, (ii) in the event the Customer delivers to WFBC the commitment letter referred to, and by no later than the date set forth, in Section 6.33 of this Agreement, (x) the Deferred August Portion shall be waived and (y) the Increase Commencement Date shall be October 1, 2014. The Customer acknowledges that WFBC may charge such monthly monitoring fee to the Customer’s Collected Reserve Account or to the Collected Reserve Account (as defined in the applicable Affiliate Account Purchase Agreement) under an Affiliate Account Purchase Agreement as WFBC may see fit in its discretion.”

(f)            Facility Fee. Section 3.08 of the Account Purchase Agreement is hereby amended to add the following new subsection (e):

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“(e)          Facility Fee.  On July 1, 2014, unless this Agreement and all Affiliate Account Purchase Agreements shall be sooner terminated, and all indebtedness and liabilities of Customer and its Affiliates hereunder and thereunder shall be sooner repaid, Customer shall, and shall cause each of its Affiliates party to an Affiliate Account Purchase Agreement to, jointly and severally, pay to WFBC a facility fee equal to 0.25% of the Aggregate Facility Maximum. The Customer acknowledges that WFBC may charge such facility fee to the Customer’s Collected Reserve Account or to the Collected Reserve Account (as defined in the applicable Affiliate Account Purchase Agreement) under an Affiliate Account Purchase Agreement as WFBC may see fit in its discretion.”

(g)          Designated Reserve.

(i) Section 3 of the Eighth Amendment is hereby deleted in its entirety and the following substituted therefor:

“3.  Intentionally omitted.”

(ii) The Account Purchase Agreement is hereby amended to add the following new Section 3.21:

“3.21  Designated Reserve. WFBC has and shall continue to have the right to establish and maintain, in its discretion, reserves against any credit balance or other amounts payable or available to Customer from the Collected Reserve Account. Such reserves include, without limitation, the Designated Reserve. Without limiting the right of WFBC to establish or maintain new or other reserves in accordance with the terms of the hereof, the amount of the Designated Reserve shall increase by $125,000 per week through July 31, 2014 and $250,000 per week thereafter.”

(h)           Monthly Financial Statements and Agings.   Sections 6.07(d) of the Account Purchase Agreement is hereby amended and restated to read in its entirety as follows:

“(d)          within (i) 15 days after the end of each month, year to date unaudited consolidated and consolidating financial statements of the Parent and its Subsidiaries, including a consolidated and consolidating statement of monthly income and a balance sheet of the Parent and its Subsidiaries, certified by an authorized officer of the Customer, together with, if such month is a month as of which any financial covenant set forth at Section 6.31 hereof is to be tested, a compliance certificate, in the form of Schedule 6.07 hereto, signed by an officer of Customer and (ii) 30 days after the end of each month, a detailed accounts receivable aging and a detailed accounts payable aging, each as of the last day of such month and each in form acceptable to WFBC in its reasonable discretion. In addition to and without limiting the foregoing, Customer shall, promptly after delivery to WFBC of each such monthly financial statement described in the foregoing clause (i), make available to WFBC, at such times as WFBC may reasonably request, such officers and

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management of Customer as WFBC may request be made available to review the performance and operations of Customer.”

(i)           Consultant.   Section 6.25 of the Account Purchase Agreement is hereby deleted in its entirety and the following substituted therefor:

“6.25  Consultant. Customer will engage a consultant acceptable to WFBC in its reasonable discretion and shall permit representatives of such consultant access to all operations of the Customer, financial or physical, for the purpose of (a) inspecting, auditing, and making copies of the Customer's financial and business records, (b) making verifications regarding the Collateral as it deems necessary, (c) reviewing operating procedures and the accuracy of the Customer's financial reporting, cash reporting and cash management, and (d) taking other action it deems necessary to assess the Customer's operations and finances. Furthermore, the Customer shall (x) make its officers, employees and directors reasonably available to such consultant to discuss the affairs, finances, and business of the Customer or otherwise assist such consultant in its review of the Customer's finances and operations and (y) shall direct such consultant to share with WFBC, as requested by WFBC from time to time, all of the information obtained, and all analysis performed, during its engagement. On or before October 31, 2014, the Customer shall deliver to WFBC consolidated and consolidating financial projections for the calendar year ending December 31, 2015 and prepared on a month-by-month basis, which financial projections shall (i) have been reviewed and approved by such consultant. (ii) be acceptable to WFBC in its sole discretion, (iii) include forecasted (A) balance sheets, (B) profit and loss statements, (C) availability projections, and (D) cash flow statements, all prepared on a basis consistent with the Customer's historical financial statements, together with appropriate supporting details and a statement of underlying assumptions, (iv) take into account any acquisitions made by the Customer or any of its Affiliates since January 1, 2013, and (v) identify any required payments of indebtedness (including payments to increase any reserves required by WFBC, payments on all term debt, inclusive of seller notes related to acquisitions, and payments on any other indebtedness incurred by the Customer or any of its Affiliates) owing by the Customer or any of its Affiliates. In addition, all monthly reports delivered by Customer to WFBC, including, without limitation, the reports required pursuant to Section 6.07 of this Agreement, shall have been reviewed and approved by such consultant.”

(j)           Consolidations and Mergers; Asset Acquisitions. Section 6.26 of the Account Purchase Agreement is hereby deleted in its entirety and the following substituted therefor:

"6.26 Consolidations and Mergers; Asset Acquisitions. Without the prior written consent of WFBC, which consent may be withheld in WFBC’s sole discretion, the Customer shall not, and shall not permit Parent or any Affiliate party to an Affiliate Account Purchase Agreement to, (a) consolidate with or merge into any other Person, or permit any other Person to merge into it, (b) purchase or acquire all or a substantial portion of the assets of any other Person, or any business line or division of any other

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Person or (c) purchase or acquire all or a substantial portion of the equity interests of any other Person."

(k)           Payments on Affiliate Indebtedness.   Section 6.28 of the Account Purchase Agreement is hereby deleted in its entirety and the following substituted therefor:

"6.28  Payments on Affiliate Indebtedness.   The Customer shall not, without the prior written consent of WFBC, make any payments in respect of any indebtedness or obligations of Customer to TS Employment Inc. or to any Affiliate of Customer; provided, that:

(a) Customer may make payments to TS Employment Inc. of invoices issued by TS Employment Inc. to Customer for staffing services provided that, as of the date of any such payment and after giving effect thereto, (i) no Event of Termination exists or would exist and (ii) the aggregate outstanding indebtedness and obligations owing to TS Employment Inc. by Customer and its Affiliates party to an Affiliate Account Purchase Agreement shall not be less than $15,000,000; and

(b) Customer may make payments of other indebtedness and obligations of Customer to TS Employment Inc. or to any Affiliate of Customer so long as (i) as of the date of any such payment and after giving effect thereto, no Event of Termination exists or would exist, (ii) Customer would be in compliance with the financial covenant set forth at Section 6.31(a) of this Agreement for the most recently ended determination period (or, if such financial covenant has not then been tested, for and applying such financial covenant to the month most recently then ended), calculated on a pro forma basis after giving effect to and as if such payments were made during such determination period (or, as applicable, during such month most recently then ended), and (iii) after giving effect to such payment, the aggregate outstanding indebtedness and obligations owing to TS Employment Inc. by Customer and its Affiliates party to an Affiliate Account Purchase Agreement shall not be less than $15,000,000.

(l)           Financial Covenants.   Section 6 of the Account Purchase Agreement is hereby amended to add a new subsection 6.32:

“6.32     Financial Covenants. Customer hereby acknowledges, confirms, and agrees that:

(a)          Fixed Charge Coverage Ratio.   Parent and its Subsidiaries shall maintain, on a consolidated basis, a Fixed Charge Coverage Ratio (as defined below) of not less than 1.0:1.0, determined as of the end of each month, commencing July 31, 2014 and as of the last day of each month thereafter, in each instance for the monthly period then ended.

(b)          Working Capital Ratio.   Parent and its Subsidiaries shall maintain, on a consolidated basis, a Working Capital Ratio of not less than 1.0

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to 1.0, determined as of the end of each month, commencing July 31, 2014 and as of the last day of each month thereafter.

(c)          Aggregate Facility Maximum to Tangible Net Worth.   Parent and its Subsidiaries shall maintain, on a consolidated basis, a ratio of (A) the Aggregate Facility Maximum less excess cash balances to (B) Tangible Net Worth, determined as of the end of each month, of not more than (x) 4.0:1.0 for the months ending August 31, 2014, September 30, 2014, and October 31, 2014 and (y) 3.0:1.0 for each month ending thereafter.”

(m)         Financing Milestones. The Account Purchase Agreement is hereby amended to add the following new Section 6.33:

“6.33.  Financing Milestones.   On or before July 31, 2014, the Customer shall deliver or cause to be delivered to WFBC a commitment letter, in form and substance acceptable to WFBC and executed by a Person acceptable to WFBC, of such Person to provide debt or equity financing to Customer in an amount no less than, and the proceeds of which to be used to repay in cash in full, all indebtedness, liabilities and obligations of Customer to WFBC under this Agreement and the Related Documents and of Customer's Affiliates to WFBC under the Affiliate Account Purchase Agreements and Related Documents (as defined in each such Affiliate Account Purchase Agreement). Any failure of Customer to comply with this Section 6.33 shall constitute and result in an Event of Termination hereunder."

3.           Amendment Fee.   In addition to all fees, costs and other amounts payable by Customer and any Affiliates to WFBC pursuant to the Account Purchase Agreement or the applicable Affiliate Account Purchase Agreement, Customer shall, and shall cause each Affiliate that is a party to an Affiliate Account Purchase Agreement to, jointly and severally, pay to WFBC an amendment fee in the amount of $200,000 (the “Amendment Fee”). The Amendment Fee shall be fully earned, due and payable on the date hereof, shall not be subject to refund or rebate for any reason whatsoever and may be charged by WFBC to the Customer’s Collected Reserve Account or to the Collected Reserve Account (as defined in the applicable Affiliate Account Purchase Agreement) under an Affiliate Account Purchase Agreement.

4.           No Other Changes.   Except as explicitly modified by this Amendment, no other changes or modifications to the Account Purchase Agreement or the Related Documents are intended or implied, and in all other respects the Account Purchase Agreement and the Related Documents, including Section 3.11 of the Account Purchase Agreement, are hereby specifically ratified, restated and confirmed by all parties hereto as of the date hereof. To the extent of any conflict between the terms of this Amendment, on the one hand, and the terms of the Account Purchase Agreement or Related Documents, on the other hand, the terms of this Amendment shall control.

5.           Conditions Precedent.   This Amendment shall be effective when WFBC shall have received an executed original hereof and such other matters as WFBC may require, each in substance and form acceptable to WFBC in its reasonable discretion, including, without limitation, (a) an amendment to each Affiliate Account Purchase Agreement executed by the Affiliate of Customer party thereto and (b) a subordination agreement executed by TS Employment Inc. in favor of WFBC.

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6.           Representations and Warranties. The Customer hereby represents and warrants to WFBC as follows:

(a)   The Customer has all requisite power and authority to execute and deliver this Amendment and any other agreements or instruments required hereunder and to perform all of its obligations hereunder and thereunder, and this Amendment and all such other agreements and instruments have been duly executed and delivered by the Customer and constitute the legal, valid and binding obligation of the Customer, enforceable in accordance with its terms.

(b)   The execution, delivery and performance by the Customer of this Amendment and any other agreements or instruments required hereunder have been duly authorized by all necessary corporate action and do not (i) require any authorization, consent or approval by any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, (ii) violate any provision of any law, rule or regulation or of any order, writ, injunction or decree presently in effect, having applicability to the Customer, or the articles of incorporation or by-laws of the Customer, or (iii) result in a breach of or constitute a default under any agreement, lease or instrument to which the Customer is a party or by which it or its properties may be bound or affected.

(c)   All of the representations and warranties contained in the Account Purchase Agreement are correct on and as of the date hereof as though made on and as of such date, except to the extent that such representations and warranties relate solely to an earlier date.

7.            References.   All references in the Account Purchase Agreement to “this Agreement” shall be deemed to refer to the Account Purchase Agreement as amended hereby; and any and all references in any of the Related Documents to the Account Purchase Agreement shall be deemed to refer to the Account Purchase Agreement as amended hereby.

8.            No Waiver.    The execution of this Amendment and the acceptance of all other agreements and instruments related hereto shall not be deemed to be a waiver of any default or Event of Termination under the Account Purchase Agreement or a waiver of any breach, default or event of default under any Related Document or other document held by WFBC, whether or not known to WFBC and whether or not existing on the date of this Amendment.

9.            Release.   The Customer and each Guarantor by signing the Acknowledgment and Agreement of Guarantors set forth below, each hereby absolutely and unconditionally releases and forever discharges WFBC, and any and all participants, parent entities, subsidiary entities, affiliated entities, insurers, indemnitors, successors and assigns thereof, together with all of the present and former directors, officers, attorneys, agents and employees of any of the foregoing, from any and all claims, demands or causes of action of any kind, nature or description, whether arising in law or equity or upon contract or tort or under any state or federal law or otherwise, which the Customer or such Guarantor has had, now has or has made claim to have against any such Person for or by reason of any act, omission, matter, cause or thing whatsoever arising from the beginning of time to and including the date of this Amendment, whether such claims, demands and causes of action are matured or unmatured or known or unknown.

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10.           Costs and Expenses. The Customer hereby reaffirms its agreement under the Account Purchase Agreement to pay or reimburse WFBC on demand for all costs and expenses incurred by WFBC in connection with the Account Purchase Agreement and the Related Documents, including without limitation all disbursements and reasonable fees of counsel. Without limiting the generality of the foregoing, the Customer specifically agrees to pay all disbursements and fees of counsel to WFBC for the services performed by such counsel in connection with the preparation of this Amendment and the documents and instruments incidental hereto. The Customer acknowledges and agrees that WFBC may charge such fees and disbursements to the Collected Reserve Account.

11.           Miscellaneous.   This Amendment and the Acknowledgment and Agreement of Guarantors may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original and all of which counterparts, taken together, shall constitute one and the same instrument. Manually executed counterparts of the signature pages of this Amendment and the Acknowledgment and Agreement of Guarantors may be delivered by the parties electronically so long as transmitted pages are reproducible on paper medium upon receipt. Each party is duly authorized to print any executed signature page so received and attach it to this Amendment and the Acknowledgment and Agreement of Guarantors, whereupon this Amendment and the Acknowledgment and Agreement of Guarantors shall be deemed to have been duly executed and delivered by the transmitting party and the paper copy of this Amendment and the Acknowledgment and Agreement of Guarantors assembled by the recipient with such signature page attached shall be deemed an original for all purposes, absent manifest error or bad faith. This Amendment and the Acknowledgment and Agreement of Guarantors shall be governed by and construed in accordance with the substantive laws (other than conflict laws) of the State of Colorado. The parties hereby (a) consent to the personal jurisdiction of the state and federal courts located in the State of Colorado, and any appellate court from which any appeals therefrom are available, in connection with any controversy related to this Amendment or the Acknowledgment and Agreement of Guarantors; (b) waive any argument that venue in any such forum is not convenient; (c) agree that any litigation initiated by any party in connection with this Amendment and the Acknowledgment and Agreement of Guarantors may be venued in the state or federal courts located in the City and County of Denver, Colorado; and (d) agree that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

12.           WAIVER OF JURY TRIAL. THE CUSTOMER, EACH GUARANTOR AND WFBC HEREBY IRREVOCABLY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY ACTION AT LAW OR IN EQUITY OR IN ANY OTHER PROCEEDING BASED ON OR PERTAINING TO THIS AMENDMENT OR THE ACKNOWLEDGMENT AND AGREEMENT OF GUARANTORS.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Jason M. Cole
Name: Jason M. Cole
Title: Authorized Signatory

INSURANCE OVERLOAD SERVICES, INC.

By:	/s/ Michael Golde
Name: Michael Golde
Title: Chief Financial Officer

Tenth Amendment to APA (Insurance Overload)

ACKNOWLEDGMENT AND AGREEMENT OF GUARANTORS

Each of the undersigned, each a guarantor of the debts, obligations and liabilities of Insurance Overload Services, Inc., a Delaware corporation (the “Customer”) to Wells Fargo Bank, National Association (together with its participants, successors and assigns, “WFBC”), pursuant to (a) a Continuing Guaranty by Robert Cassera in favor of WFBC, dated as of August 27, 2010, (b) an Amended and Restated Continuing Guaranty by Corporate Resource Services, Inc. in favor of WFBC, dated as of November 21, 2011, (c) a Continuing Guaranty by Diamond Staffing Services, Inc. in favor of WFBC, dated as of January 31, 2011, (d) a Continuing Guaranty by Corporate Resource Development Inc. in favor of WFBC, dated as of August 27, 2010, (e) a Continuing Guaranty by TS Staffing Services, Inc. in favor of WFBC, dated as of November 21, 2011, (f) a Continuing Guaranty by Accountabilities, Inc. in favor of WFBC, dated as of June 13, 2013, and (g) a Continuing Guaranty by Integrated Consulting Group, Inc. in favor of WFBC, dated as of November 1, 2013 (each of the foregoing as amended or otherwise modified from time to time, a “Guaranty”), hereby (i) acknowledges receipt of the foregoing Amendment; (ii) consents to the terms (including without limitation the release by each of the undersigned set forth in the Amendment) and execution thereof; (iii) reaffirms all obligations to WFBC pursuant to the terms of his or its Guaranty; and (iv) acknowledges that WFBC may amend, restate, extend, renew or otherwise modify the Account Purchase Agreement and any debts, obligations, liabilities or agreement of the Customer, or enter into any agreement or extend additional or other credit accommodations, without notifying or obtaining the consent of the undersigned and without impairing the liability of the undersigned under his or its Guaranty for all of the Customer’s present and future debts, obligations and liabilities to WFBC.

CORPORATE RESOURCE SERVICES, INC.

/s/ Robert Cassera		By:	/s/ Michael Golde
Robert Cassera		Name: Michael Golde
Title: Chief Financial Officer

DIAMOND STAFFING SERVICES, INC.		CORPORATE RESOURCE DEVELOPMENT INC.

By:	/s/ Michael Golde	By:	/s/ Michael Golde
Name: Michael Golde		Name: Michael Golde
Title: Chief Financial Officer		Title: Chief Financial Officer

TS STAFFING SERVICES, INC.		ACCOUNTABILITIES, INC.

By:	/s/ Michael Golde	By:	/s/ Michael Golde
Name: Michael Golde		Name: Michael Golde
Title: Chief Financial Officer		Title: Chief Financial Officer

INTEGRATED CONSULTING GROUP, INC.

By:	/s/ Michael Golde
Name: Michael Golde
Title: Chief Financial Officer

Tenth Amendment to APA (Insurance Overload)

Schedule 6.07

COMPLIANCE CERTIFICATE

To: Wells Fargo Bank, National Association

Date: ___________________, 201_

Subject: Financial Statements

In accordance with the Account Purchase Agreement, dated August 27, 2010 (as amended, the “Agreement”), by and between Wells Fargo Bank, National Association (“WFBC”) and Insurance Overload Services, Inc. (“Customer”), attached are the financial statements (the “Current Financials”) of Corporate Resources, Inc. and its subsidiaries (collectively, and including Customer, the “Company”) dated _______________, 201__ (the “Reporting Date”) for the period _______________ (the “Reporting Period”). All terms used in this certificate have the meanings given in the Agreement.

Preparation and Accuracy of Financial Statements.

I certify that the Current Financials have been prepared in accordance with GAAP, subject to year-end audit adjustments, and fairly present in all material respects the Company’s financial condition as of the Reporting Date.

Events of Termination.

I certify that:

(Check one)

☐	I have no knowledge of the occurrence of an Event of Termination under the Agreement, except as previously reported in writing to WFBC.

☐	I have knowledge of an Event of Termination under the Agreement not previously reported in writing to WFBC, as more fully described in the statement of facts attached to this Certificate.

Financial Covenants.

I certify that the Company’s Fixed Charge Coverage Ratio for the Reporting Period was __ to ___, which ☐ satisfies ☐ does not satisfy the financial covenants set forth at Section 6.32 of the Agreement.

I certify that the Company’s Working Capital Ratio as of the Reporting Date was __ to ___, which ☐ satisfies ☐ does not satisfy the financial covenants set forth at Section 6.32 of the Agreement.

I certify that the ratio of the Aggregate Facility Maximum to the Company’s Tangible Net Worth as of the Reporting Date was __ to ___, which ☐ satisfies ☐ does not satisfy the financial covenants set forth at Section 6.32 of the Agreement.

Attached are statements of all relevant facts and computations in reasonable detail sufficient to evidence Customer’s compliance with the financial covenants referred to above, which computations were made in accordance with GAAP.

INSURANCE OVERLOAD SERVICES, INC.

By:
Name:
Its: